                                 [PHOTO OMITTED]

FINANCIAL STATEMENTS
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Q3 2006

ALGONQUIN
[LOGO OMITTED] POWER
       INCOME FUND

Third Quarter Report

 CONSOLIDATED BALANCE SHEETS
 September 30, 2006 and December 31, 2005
 (thousands of Canadian dollars)

                                                        September 30,     December 31,
                                                                 2006             2005
                                                            Unaudited
--------------------------------------------------------------------------------------

ASSETS
CURRENT ASSETS

Cash and cash equivalents                                 $    10,418        $  11,363
Accounts receivable (note 8)                                   32,823           29,206
Prepaid expenses                                                3,442            1,918
Current portion of notes receivable                             1,488            2,791
                                                          ----------------------------
                                                               48,171           45,278
                                                          ----------------------------
LONG-TERM INVESTMENTS                                          35,374           57,489
FUTURE NON-CURRENT INCOME TAX ASSET                             8,826            7,719
CAPITAL ASSETS, NET OF AMORTIZATION (NOTE 3)                  805,485          627,652
INTANGIBLE ASSETS, NET OF AMORTIZATION (NOTE 3 AND
4(II))                                                        115,548           76,848
RESTRICTED CASH                                                 5,463            3,458
DEFERRED COSTS                                                  5,308            5,357
                                                          ----------------------------
                                                          $ 1,024,175        $ 823,801
                                                          ============================
LIABILITIES
CURRENT LIABILITIES
Accounts payable and accrued liabilities (note 8)         $    66,156        $  28,585
Due to Algonquin Power Group                                      156               62
Cash distribution payable                                      11,645           10,677
Current portion of long-term liabilities                        1,835            1,445
Current income tax liability                                      474              435
Future income tax liability                                       493            1,143
                                                          ----------------------------
                                                               80,759           42,347
                                                          ----------------------------
LONG-TERM DEBT (NOTES 3 AND 4)                                268,384          157,002
CONVERTIBLE DEBENTURES (NOTE 10)                               84,980           85,000
OTHER LONG-TERM LIABILITIES                                    10,594           10,435
DEFERRED CREDITS                                               15,608           19,102
FUTURE NON-CURRENT INCOME TAX LIABILITY (NOTE 3)               73,582           56,917
NON CONTROLLING INTEREST (NOTE 3)                              33,384               --
UNITHOLDERS' EQUITY
TRUST UNITS (NOTE 10)                                         681,377          654,176
DEFICIT                                                      (224,493)        (201,178)
                                                          ----------------------------
                                                              456,884          452,998
                                                          ----------------------------
                                                          $ 1,024,175        $ 823,801
                                                          ============================

SUBSEQUENT EVENTS - NOTE 4 AND 10
COMMITMENTS - NOTE 8
See accompanying notes to financial statements

APPROVED BY THE TRUSTEES

                                  (signed) George Steeves     (signed) Ken Moore

                                                            Third Quarter Report

CONSOLIDATED STATEMENTS OF EARNINGS AND DEFICIT
For the nine months ended September 30, 2006 and September 30, 2005
(thousands of Canadian dollars)
Unaudited

                                        Three months ended        Nine months ended
                                           September 30              September 30
                                           2006         2005         2006        2005

REVENUE
Energy sales                          $  31,586    $  31,776    $  96,336    $  98,201
Waste disposal fees                       3,511        2,983       10,647        9,335
Waste-water and water distribution        9,564        8,031       26,866       20,870
Other revenue                             6,448           --       13,828           --
                                      ------------------------------------------------
                                         51,109       42,790      147,677      128,406
                                      ------------------------------------------------
EXPENSES

Operating                                27,306       25,994       83,393       76,173
Amortization of capital assets            8,801        6,804       22,934       20,745
Amortization of intangible assets         1,730        1,455        4,308        4,963
Management costs                            217          206          652          619
Administrative expenses                   2,178        1,577        5,955        4,551
Gain on foreign exchange                    (66)      (2,975)      (2,329)      (1,860)
                                      ------------------------------------------------
                                         40,166       33,061      114,913      105,191
                                      ------------------------------------------------
EARNINGS BEFORE UNDERNOTED               10,943        9,729       32,764       23,215
Interest expense                          6,293        4,123       15,944       12,002
Interest, dividend income
 and other income                        (1,924)      (2,643)      (8,710)      (6,664)
Unrealized loss on interest rate            652           --          652           --
 swap

Write down of facility                       --           --           --        2,721
                                      ------------------------------------------------
                                          5,021        1,480        7,886        8,059
                                      ------------------------------------------------
EARNINGS BEFORE INCOME TAXES              5,922        8,249       24,878       15,156
Current income taxes                       (198)         130          683          633
Future income taxes                       1,119       (1,343)      (1,964)       1,652
                                      ------------------------------------------------
                                            921       (1,213)      (1,281)       2,285
                                      ------------------------------------------------
NET EARNINGS                              5,001        9,462       26,159       12,871
DEFICIT, BEGINNING OF THE PERIOD       (212,051)    (187,526)    (201,178)    (158,905)
Cash distributions                      (17,443)     (16,015)     (49,474)     (48,045)
                                      ------------------------------------------------
DEFICIT, END OF THE PERIOD            $(224,493)   $(194,079)   $(224,493)   $(194,079)
                                      ================================================
Basic and diluted net earnings
 per trust unit (note 5)              $    0.07    $    0.14    $    0.37    $    0.18
                                      ================================================

                                                                              23

Third Quarter Report

CONSOLIDATED STATEMENTS OF CASH FLOWS
For the nine months ended September 30, 2006 and September 30, 2005
(thousands of Canadian dollars)
Unaudited

                                        Three months ended        Nine months ended
                                           September 30              September 30
                                           2006         2005         2006        2005

OPERATING ACTIVITIES
Net earnings                          $   5,001    $   9,462    $  26,159    $  12,871
Items not affecting cash
 Amortization of capital assets           8,801        6,804       22,934       20,745
 Amortization of intangible assets        1,730        1,455        4,308        4,963
 Other amortization                         632          306        1,289          980
 Distribution received in excess
  of equity income                           55          174          (73)         240
 Write down of facility                      --           --           --        2,721
 Unrealized loss on interest rate           652           --          652           --
  swap
 AirSource commitment fee                    --          988           --        1,976
 Future income taxes                      1,119       (1,343)      (1,964)       1,652
 Unrealized (gain) / loss on
  foreign exchange                          191       (3,063)      (2,389)      (2,175)
                                      ------------------------------------------------
                                         18,181       14,783       50,916       43,973
Changes in non-cash operating
 working capital                         (3,613)         899         (320)      (5,792)
                                      ------------------------------------------------
                                         14,568       15,682       50,596       38,181
                                      ------------------------------------------------
FINANCING ACTIVITIES
Cash distributions                      (17,443)     (16,015)     (49,474)     (48,045)
Deferred financing costs                   (113)        (350)        (300)        (658)
Net increase in long-term                 2,565       26,871       38,363       57,669
 liabilities
Other                                       158          156          514          549
Deferred credits                           (416)        (377)        (367)        (299)
                                      ------------------------------------------------
                                        (15,249)      10,285      (11,264)       9,216
                                      ------------------------------------------------
INVESTING ACTIVITIES
Decrease/(increase) in
 restricted cash                         (1,666)       4,887       (2,099)         286
Decrease / (increase) in
 deferred charges                          (492)          43         (804)        (101)
Receipt of principal on
 notes receivable                           618        5,842        2,654        8,893
Increase in long term investments            --      (22,172)           0      (45,260)
Additions to capital assets              (4,456)      (2,731)     (17,025)     (13,276)
Acquisitions of operating
 entities (note 3)                         (743)      (6,485)     (22,660)     (18,122)
                                      ------------------------------------------------
                                         (6,739)     (20,616)     (39,934)     (67,580)
                                      ------------------------------------------------
Effect of exchange rate differences
 on cash and cash equivalents              (219)        (530)        (343)        (186)
                                      ------------------------------------------------
Increase / (decrease) in cash            (7,639)       4,821         (945)     (20,369)
Cash and cash equivalents,
 beginning of the period                 18,057        9,007       11,363       34,197
                                      ------------------------------------------------
Cash and cash equivalents,
 end of the period                    $  10,418    $  13,828    $  10,418    $  13.828
                                      ================================================

Supplemental disclosure of cash flow information
Cash paid during the period
 for interest expense                 $   7,236    $   5,104    $  16,279    $  13,049
Cash paid during the period for
 income taxes                         $    (397)   $      93    $     860    $     404

                                                            Third Quarter Report

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the nine months ended September 30, 2006 and September 30, 2005
(thousands of Canadian dollars)
Unaudited

1. Basis OF PRESENTATION

These interim consolidated financial statements should be read in conjunction with the consolidated financial statements for the year ended December 31, 2005, as set out in the 2005 Annual Report since they do not contain all the disclosures that are in accordance with Canadian generally accepted accounting principles for annual financial statements. These consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles, using the same accounting policies and methods of computation as were used for the audited consolidated financial statements for the year ended December 31, 2005.

2. SEASONALITY

The operations of Algonquin Power Income Fund (the "Fund") are seasonal. The
Fund's hydroelectric energy assets are primarily "run-of-river" and as such fluctuate with the natural water flows. During the winter and summer periods, flows are generally slower while during the spring and fall periods flows are heavier.

3. ACQUISITION OF FACILITY

(i) On June 29, 2006, the Fund completed the acquisition at 92.37% of the outstanding partnership units of AirSource Power Fund I LP ("AirSource").
AirSource has constructed the St. Leon Wind Energy facility, comprised of 63
1.65 megawatt turbines totalling approximately 99 megawatts of installed capacity located near the Town of St. Leon Manitoba. The facility is the first wind farm in the province of Manitoba, and one of the largest wind turbine farms in Canada to date. The Fund issued 2,099,261 Fund trust units ("Fund Units") and
Algonquin (AirSource) Power LP ("Algonquin AirSource") an affiliate of the Fund issued 3,863,554 exchangeable units ("Exchangeable Units"). During the third quarter, the Fund exercised its compulsory acquisition rights under the
AirSource limited partnership agreement to acquire the remaining Units of
AirSource not already owned by the Fund. The Fund issued an additional 283,717
Fund Units and Algonquin AirSource issued an additional 206,818 Exchangeable
Units to acquire the remaining 496,090 AirSource units. Total unit consideration for the acquisition is valued at $60.6 million. Total purchase price, including acquisition costs, was $101.7 million.

In accordance with the terms of the offer, holders of the AirSource units elected to receive either an Exchangeable Unit for each unit tendered or 0.9808
Fund Units for each unit tendered. Unitholders of Algonquin AirSource are entitled to receive 3,514,093 Fund Units. The Exchangeable Units entitle the holders to receive distributions and the Fund intends that such distributions be equivalent to Fund distributions, as long as the facility generates adequate cash flow. At September 30, 2006, there were 3,582,884 exchangeable units outstanding for a value of $33.4 million. During the third quarter 2006, 487,488
Algonquin AirSource Units were exchanged for 478,128 Fund Units.

The acquisitions have been accounted for using the purchase method, with earnings from operations included since the date of acquisition. The consideration paid by the Fund has been allocated to net assets acquired as follows:

                                                           Total

Working capital (net of cash received $1,662)      $     (35,691)
Capital assets                                           183,036
Intangible assets                                         36,167
Other assets                                               7,915
Current portion of long term debt                           (397)
Long term debt                                           (74,503)
Non current future tax liability                         (16,515)
                                                   -------------
Purchase price                                           100,012
Add: cash acquired                                         1,662
                                                   -------------
Total purchase price                               $     101,674
                                                   -------------
Consideration:

Trust and exchangeable units issued                $      60,564
Advances to AirSource                                     40,000
                                                   -------------
Cash                                                       1,110
                                                   -------------
Total purchase price consideration                 $     101,674
                                                   -------------

                                                                              25

Third Quarter Report

The purchase price allocation has been based on the best information available at the reporting date; however, adjustments to the purchase price and purchase price allocation may be made in subsequent quarters as more information is obtained. The Exchangeable Units are classified on the Fund's balance sheet as
'Non controlling interest'.

Intangible assets represent the value of the power purchase and interconnect agreements with Manitoba Hydro, entered into by AirSource in 2004, and other non tangible assets. These assets will be amortized over their expected useful lives being 25 years.

During the first six months of the year, the Fund provided $19.5 million of financing to AirSource. As of June 29, 2006, the Fund had advanced $40.0 million to AirSource as well as providing letters of credit of $15.4 million, for a total of $55.4 million.

[ii] In accordance with the purchase and sale agreements for Litchfield Park
Service Company ("LPSCo"), Woodmark Utility Company ("Woodmark"), and Rio Rico
Utilities ("Rio Rico"), the Fund is required to make additional payments to the previous owners for each additional customer connected to the utility. For
LPSCo, these payments continue until 2008, for Woodmark until 2009 and for Rio
Rico until 2008. As of September 30, 2006 the Fund has accrued $2,030 (U.S
$1,785) as a growth premium, and increased intangible assets by a similar amount, gross of future tax liabilities of $806.

4. LONG TERM DEBT

i) During the first nine months of the year, the Fund drew an additional $39.3 million on the revolving credit facility, primarily to fund the construction requirements of AirSource and other capital requirements. Subsequent to the end of the quarter, the Fund drew an additional $3.0 million on it's operating line to fund working capital requirements.

During the first quarter 2006, the Fund reached an agreement with the Fund's senior lenders to increase its revolving credit facility by $30.0 million to bring the total available credit to $175.0 million. During the third quarter, the credit facility of $175.0 million was extended for another one year term to mature in July 2008. There were no material changes to the terms and conditions of the Fund's revolving credit facility.

ii] An AirSource affiliate has arranged senior debt financing of $73.3 million which bears interest at bankers acceptance rate plus a margin of 1.0% for the drawn portion and 0.375% on the undrawn portion and matures five years after term conversion from senior construction debt to senior term debt financing. The obligations are secured by a general security agreement over all the assets of
AirSource, with no recourse to the Fund. Certain financial covenants must be maintained once the facility achieves commercial operation as defined by the debt agreement. Under the credit agreement, the conditions precedent to conversion of the construction financing to a term credit facility included
Vestas-Canadian Wind Technologies, Inc. ("Vestas") achieving commercial operation of the St. Leon facility under the Turn-key Contract on or before
September 30, 2006. As a result of the ongoing issues with Vestas, such commercial operation has been delayed and AirSource received a waiver from such senior lenders deferring such requirement until October 31, 2006. AirSource amended the credit agreement with its lenders to remove the requirement of achieving commercial operation of the St. Leon facility as a condition precedent to such conversion. Conversion to a term credit facility occurred on October 31,
2006. The amendment further provides that if resolution of certain outstanding issues under the Turn-key Contract is not achieved on or before the first anniversary of the date of the amendment, the lenders of the senior debt may require that equity distributions derived from AirSource be suspended until commercial operation is achieved.

On November 1, 2005, AirSource entered into a fixed for floating interest rate swap until September 2015 in the notional amount of $73.3 million in order to reduce the interest rate variability on its senior debt facility. AirSource has effectively fixed its interest expense on its senior debt facility at 4.47%. The
Fund recognized a loss of $0.7 million during the quarter representing the mark to market adjustment of the interest rate swap. At the time of acquisition the swap had a fair value of $2.7 million which has been included in the purchase price allocation. The Fund does not consider the swap as a hedge for accounting purposes.

Also included in the debt of AirSource is $1.6 million of development debt financing from Algonquin Power Venture Fund Inc which bears interest at 11.25%
per annum. Prior to December 31, 2008, payments in respect of development debt financing will consist of interest only. The debt will mature on December 31,
2011. The obligations of AirSource are secured by a general security agreement over all the assets of AirSource with no recourse to the Fund.

                                                            Third Quarter Report

5. BASIC AND DILUTED NET EARNINGS PER TRUST UNIT

Basic net earnings per trust unit has been calculated on the basis of the weighted average number of units outstanding for the three months and the nine months ended September 30, 2006 which amounted to 72,191,185 units and
70,542,323 units respectively (2005 69,691,592 units for both three months and nine months). Diluted net earnings per trust unit is calculated using the "if -
converted method". The effect of conversion of the convertible debentures and non controlling interest into trust units was not included in the computation of diluted net earnings per unit as the effect of conversion would be anti-
dilutive.

6. ALGONQUIN POWER GROUP

In accordance with the management agreement, the Fund paid Algonquin Power
Management Inc. ("APMI") and it's related companies for services provided on a cost recovery basis. For the period ended September 30, 2006, the Fund paid APMI
$652 (2005 - $619) for management services.

The Fund has leased its head office facilities since 2001 from an entity owned by the shareholders of APMI on a net basis. Base lease costs for the period ended September 30, 2006 were $222 (2005 - $222) and additional rent representing operating costs was $89 (2005 - $164).

7. SEGMENTED INFORMATION

The Fund and its subsidiaries operate in the independent power industry in both
Canada and the United States. Information on operations by geographic area is as follows:

                   THREE MONTHS ENDED SEPTEMBER 30    NINE MONTHS ENDED SEPTEMBER 30
                          2006             2005                2006             2005

Revenue
    Canada           $  17,655        $  10,774           $  44,762        $  34,855
    United States       33,454           32,016             102,915           93,551
                  ------------------------------------------------------------------
                     $  51,109        $  42,790           $ 147,677        $ 128,406
                  ==================================================================

                              SEPTEMBER 30, 2006                  SEPTEMBER 30, 2005

Capital Assets
    Canada                            $ 484,363                            $ 312,013
    United States                       321,122                              309,145
                                      ---------                            ---------
                                      $ 805,485                            $ 621,158
                                      =========                            =========

                             SEPTEMBER 30, 2006                   SEPTEMBER 30, 2005

Intangible Assets
    Canada                            $  63,497                            $  25,760
    United States                        52,051                               52,505
                                      ---------                            ---------
                                      $ 115,548                            $  78,265
                                      =========                            =========

                                                                              27

Third Quarter Report

OPERATIONAL SEGMENTS

The Fund identifies four business categories it operates in: hydroelectric, co-generation, alternative fuels and infrastructure. The results of operations of the St Leon Wind Energy facility will be included in the Fund's Alternative
Fuels Division. The operations and assets for these segments are outlined below:

                                                                       THREE MONTHS ENDED SEPTEMBER 30, 2006
                                                 ----------------------------------------------------------------------------------
REVENUE                                            HYDRO  CO-GENERATION  ALTERNATIVE FUEL  INFRASTRUCTURE        ADMIN       TOTAL

Energy sales                                       8,765         18,512             4,309              --           --      31,586
Waste disposal fees                                   --             --             3,511              --           --       3,511
Waste-water and water distribution                    --             --                --           9,564           --       9,564
Other revenue                                         --            806             5,642              --           --       6,448
                                                 ----------------------------------------------------------------------------------
TOTAL REVENUE                                      8,765         19,318            13,462           9,564           --      51,109
Operating expenses                                 4,109         12,451             6,678           4,068           --      27,306
                                                 ----------------------------------------------------------------------------------
Operating profit                                   4,656          6,867             6,784           5,496           --      23,803
Other administration costs                           (73)            --              (155)            (47)      (2,054)     (2,329)
Interest expense                                  (1,249)          (288)           (1,300)           (244)      (3,212)     (6,293)
Interest, dividend income and other income           154            732               990              10           38       1,924
Unrealized loss on interest rate swap                                                (652)                                    (652)
Amortization of capital assets                    (2,192)        (1,621)           (3,378)         (1,610)          --      (8,801)
Amortization of intangible assets                    (l)           (524)             (995)           (210)          --      (1,730)
                                                 ----------------------------------------------------------------------------------
Earnings before income taxes                       1,295          5,166             1,294           3,395       (5,228)      5,922
                                                 ----------------------------------------------------------------------------------
Capital assets                                   270,715         86,552           276,614         171,604           --     805,485
Intangible assets                                     19         20,725            64,484          30,320           --     115,548
Capital expenditures                                 340            307               954           2,755          100       4,456
Acquisition of operating entities                     --             --               260             483           --         743
Total assets                                     285,729        138,810           373,158         215,726       10,752   1,024,175

                                                                       THREE MONTHS ENDED SEPTEMBER 30, 2005
                                                 ----------------------------------------------------------------------------------
Revenue                                            HYDRO  CO-GENERATION  ALTERNATIVE FUEL  INFRASTRUCTURE        ADMIN       TOTAL

Energy sales                                       8,679         19,164             3,933              --           --      31,776
Waste disposal fees                                   --             --             2,983              --           --       2,983
Waste-water and water distribution                    --             --                --           8,031           --       8,031
                                                 ----------------------------------------------------------------------------------
TOTAL REVENUE                                      8,679         19,164             6,916           8,031           --      42,790
Operating expenses                                 4,342         12,351             6,331           2,970           --      25,994
                                                 ----------------------------------------------------------------------------------
Operating profit                                   4,337          6,813               585           5,061           --      16,796
Other administration costs                            12             --               (26)            (23)       1,229       1,192
Interest expense                                  (1,270)          (230)             (101)           (282)      (2,240)     (4,123)
Interest, dividend income and other income            84            753             1,795               6            5       2,643
Write down of facility                                --             --                --              --           --          --
Amortization of capital assets                    (2,617)        (1,485)           (1,342)         (1,360)          --      (6,804)
Amortization of intangible assets                     (l)          (707)             (564)           (183)          --      (1,455)
                                                 ----------------------------------------------------------------------------------
Earnings before income taxes                         545          5,144               347           3,219       (1,006)      8,249
                                                 ----------------------------------------------------------------------------------
Capital assets                                   277,093         92,848            93,803         157,414           --     621,158
Intangible assets                                     20         25,287            25,571          27,387           --      78,265
Capital expenditures                                  36           (607)            1,804           1,441           57       2,731
Acquisition of operating entities                  1,286             --                --           5,199           --       6,485
Total assets                                     292,003        148,736           188,786         193,152       15,515     838,192

                                                            Third Quarter Report

                                                                      NINE MONTHS ENDED SEPTEMBER 30,2006
                                             ---------------------------------------------------------------------------------------
REVENUE                                          HYDRO    CO-GENERATION   ALTERNATIVE FUEL   INFRASTRUCTURE      ADMIN        TOTAL

Energy sales                                    33,406           50,355             12,575               --         --       96,336
Waste disposal fees                                                  --             10,647               --         --       10,647
Waste-water and water distribution                  --               --                 --           26,866         --       26,866
Other revenue                                       --            8,186              5,642               --         --       13,828
                                             ---------------------------------------------------------------------------------------
TOTAL REVENUE                                   33,406           58,541             28,864           26,866         --      147,677
Operating expenses                              12,138           39,723             20,247           11,285         --       83,393
                                             ---------------------------------------------------------------------------------------
Operating profit                                21,268           18,818              8,617           15,581         --       64,284
Other administration costs                        (295)              --               (217)            (120)    (3,646)      (4,278)
Interest expense                                (3,773)            (838)            (1,493)            (781)    (9,059)     (15,944)
Interest, dividend income and other income       1,021            2,650              4,928               36         75        8,710
Unrealized loss on interest rate swap                                                 (652)                                    (652)
Amortization of capital assets                  (7,186)          (4,741)            (6,120)          (4,887)        --      (22,934)
Amortization of intangible assets                   (1)          (1,570)            (2,125)            (612)        --       (4,308)
                                             ---------------------------------------------------------------------------------------
Earnings before income taxes                    11,034           14,319              2,938            9,217    (12,630)      24,878
                                             =======================================================================================
Capital assets                                 270,715           86,552            276,614          171,604         --      805,485
Intangible assets                                   19           20,725             64,484           30,320         --      115,548
Capital expenditures                               995            3,871              2,300            9,702        157       17,025
Acquisition of operating entities                   --               --             20,630            2,030         --       22,660
Total assets                                   285,729          138,810            373,158          215,726     10,752    1,024,175

                                                                      NINE MONTHS ENDED SEPTEMBER 30,2005
                                             ---------------------------------------------------------------------------------------
REVENUE                                          HYDRO    CO-GENERATION   ALTERNATIVE FUEL   INFRASTRUCTURE      ADMIN        TOTAL

Energy sales                                    30,230           56,123             11,848               --         --       98,201
Waste disposal fees                                 --               --              9,335               --         --        9,335
Waste-water and water distribution                  --               --                 --           20,870         --       20,870
                                             ---------------------------------------------------------------------------------------
TOTAL REVENUE                                   30,230           56,123             21,183           20,870         --      128,406
Operating expenses                              11,044           38,294             18,398            8,437         --       76,173
                                             ---------------------------------------------------------------------------------------
Operating profit                                19,186           17,829              2,785           12,433         --       52,233
Other administration costs                         (83)              --                (96)             (77)    (3,054)      (3,310)
Interest expense                                (3,804)            (681)              (298)            (862)    (6,357)     (12,002)
Interest, dividend income and other income         407            2,196              3,971               23         67        6,664
Write down of facility                              --           (2,721)                --               --         --       (2,721)
Amortization of capital assets                  (7,268)          (5,232)            (3,782)          (4,463)        --      (20,745)
Amortization of intangible assets                   (1)          (2,681)            (1,771)            (510)        --       (4,963)
                                             ---------------------------------------------------------------------------------------
Earnings before income taxes                     8,437            8,710                809            6,544     (9,344)      15,156
                                             =======================================================================================
Capital assets                                 277,093           92,848             93,803          157,414         --      621,158
Intangible assets                                   20           25,287             25,571           27,387         --       78,265
Capital expenditures                               262             (452)             4,442            8,851        173       13,276
Acquisition of operating entities                1,286               --                 --           16,836         --       18,122
Total assets                                   292,003          148,736            188,786          193,152     15,515      838,192

                                                                              29

Third Quarter Report

8. COMMITMENTS

The acquisition of the AirSource units resulted in the Fund consolidating the commitments of AirSource.

AirSource has entered into a Turn-key Construction Contract (the "Contract")
with Vestas for the construction of the Facility. The Contract price is $176.1 million, including approved change orders, and is payable on the achievement of specified milestones. At the date of acquisition, $148.7 million has been paid to Vestas and $27.4 million was accrued. The performance of Vestas under the Contract is secured by a standby letter of credit in favour of St. Leon Wind
Energy GP Inc (the owner of the Facility) totalling $13.8 million. Certain obligations of the Facility are secured by a stand by letter of credit in favour of Vestas, totalling $14.6 million.

As of June 17, 2006, the 99 MW St. Leon wind energy generating facility achieved commercial operation status under the power purchase agreement with The Manitoba
Hydro-Electric Board. However, certain issues are still outstanding between an
AirSource affiliate, St. Leon Wind Energy GP Inc ("St. Leon GP") and Vestas
pursuant to the Turn-key Contract, including St. Leon's assertion that certain contractual milestones have not been achieved. As a result, St. Leon GP believes it is entitled to payment of ongoing liquidated damages under the Turn-key
Contract until such milestones are met and is recognizing such amounts in its financial statements. Vestas has advised St. Leon GP that it disputes the continuing payment of such amounts and, commencing July 11, 2006, Vestas has discontinued further liquidated damage payments. Notwithstanding this, Vestas is continuing its efforts to complete the aspects of the construction work required to satisfy the outstanding milestones. St. Leon GP continues to hold substantial security posted by Vestas in respect of Vestas' obligations under the Turn-key
Contract and which security, in the opinion of St. Leon GP, will be sufficient to address any amounts proven to be properly due and owing by Vestas to St. Leon
GP under the Turn-key Contract. As of September 30, 2006 Vestas has paid $8.8 million in liquidated damages. Vestas is entitled to substantially all revenue received from Manitoba Hydro-Electric Board ("Manitoba Hydro") during this time period. For the third quarter, AirSource has billed and recorded in other revenue $5.6 million of liquated damages, of which $4.9 million is included in accounts receivable. AirSource also recorded $3.8 million in energy sales to
Manitoba Hydro for the third quarter in accounts payable and accrued liabilities as it is owed to Vestas.

The Contract price includes a two year warranty period for the wind turbines and one year warranty period for the balance of plant after the facility is deemed to be in commercial operation as defined by the contract.

9. COMPARATIVES

Certain comparative amounts have been reclassified to conform with current period financial presentation.

10. SUBSEQUENT EVENT

i)    Subsequent to the end of the quarter, on October 31, 2006, an announcement was made by the Canadian Minister of Finance regarding proposed changes to the tax treatment of income trusts and limited partnerships that, if adopted, would take effect for the 2011 fiscal year. The Fund is assessing the alternatives with respect to the impact of these proposed changes.

ii)   Subsequent to the end of the quarter, the Fund filed and amended prospectus for the sale and issue of $60 million, 6.20% convertible unsecured subordinated debentures due November 30, 2016. Net proceeds after deducting expenses of the offering and underwriters fees are expected to be $57.3 million. The debentures will bear interest at an annual rate of 6.20%, payable semi-annually in arrears on May 31 and
      November 30 in each year staring May 31, 2007. The convertible debentures are convertible into trust units of the Fund at the option of the holder at a conversion price of $11.00 per trust unit, being a ratio of approximately 90.9091 trust units per $1 principal amount of Debentures.
      The Debentures may not be redeemed by the Fund prior to November 30, 2010.